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                                                                     EXHIBIT 5.1

                                          April 1, 1997

Olympus Communications, L.P.
Olympus Capital Corporation
Main at Water Street
Coudersport, PA  16915

Dear Sirs:

      We have acted as counsel to Olympus Communications, L.P., a Delaware limited partnership ("Olympus"), and Olympus Capital Corporation, a Delaware corporation, ("Olympus Capital" and together with Olympus, the "Registrants"), in connection with the proposed exchange (the "Exchange") by the Company of 10-5/8% Series B Senior Notes Due 2006 ("New Notes") for an equal principal amount of its outstanding 10-5/8% Senior Notes Due 2006 ("Old Notes").

      In connection with the proposed Exchange, we have examined certificates of limited partnership, as amended, and the Second Amended and Restated Limited Partnership Agreement, as amended, of Olympus, the Certificate of Incorporation of Olympus Capital, the Bylaws of Olympus Capital, the relevant corporate or partnership proceedings of the Registrants, the draft Registration Statement on Form S-4 covering the proposed Exchange (the "Registration Statement"), including the Prospectus filed as a part of the Registration Statement, the Indenture dated November 12, 1996 with respect to the Old Notes and New Notes (the "Indenture"), and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

      We understand that the New Notes are to be issued to the holders of the Old Notes in the Exchange and are to be available for resale by such holders, all in the manner described in the Prospectus which is a part of the Registration Statement and in the Indenture.

      Based on the foregoing, we are of the opinion that:

           1. The issuance of the New Notes to the holders of the Old Notes pursuant to the terms of the Exchange and the Indenture have been duly authorized by proper corporate or partnership action of the Registrants, as the case may be.

           2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the New Notes have been duly issued to and exchanged for the Old Notes in accordance with the terms of the Exchange, the Indenture and the Registration Statement, such New Notes will be validly issued and will constitute binding obligations of the Registrants, subject, as to enforcement, (i) to any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) to general principles of judicial discretion and equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to any reference to us in the Prospectus which is a part hereof.

                                           Sincerely,

                                           BUCHANAN INGERSOLL
                                           PROFESSIONAL CORPORATION




                                           By: /s/ Carl E. Rothenberger, Jr.
                                               Carl E. Rothenberger, Jr.